Exhibit 10.44

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 1st day of October, 2003, by and between Irina Klimanskaya, (hereinafter referred to as the “Employee”) and Advanced Cell Technology, Inc., a corporation duly organized and existing under the laws of the State of Delaware, and having a place of business at One Innovation Drive, Worcester, Massachusetts 01605.

The Company hereby agrees to employ the Employee and Employee accepts such employment upon the terms and conditions set forth in this Agreement.

1.                                      Duties.

1.1                                 Employee shall serve Company as a Senior Scientist during the term of this Agreement and shall perform the duties described on Exhibit A attached hereto.  Employee shall perform his duties at such places and times as the Company may reasonably prescribe, it being understood that these duties arc initially intended to be performed in Massachusetts but may require domestic and international travel and relocation within the United States during the Employment Term.

1.2                                 Employee shall devote his full time and best efforts to the performance of his duties for the Company and shall not engage in any other business activities during the Employment Term without prior written consent of the Company.

2.                                      Term and Termination.

2.1                                 Term: The term of Employee’s employment under this Agreement will commence on October 6, 2003 (the “Commencement Date”) and continue until terminated as set forth in Section 2.2 of this Agreement.  The Confidential Information and Inventions Agreement, signed by Employee pursuant to Section 5, shall remain in effect subsequent to the Employment Term.

2.2                                 Termination:

(a)                                  Employee’s employment under this Agreement shall be terminated upon the earliest to occur of any of the following:

(i)                                     the death of the Employee;

(ii)                                  the Employee’s inability to perform his duties on account of disability or incapacity for a period of six (6) or more months, as determined by the Company’s President.

(iii)                               written notice to Employee that the Company is terminating Employee’s employment hereunder without cause.  Such written notice to be signed by both of the Company’s CEO and direct supervisor.

(iv)                              the termination of Employee’s employment by Employee at any time for any reason including, without limitation, resignation or retirement.

(v)                                 the termination of Employee’s employment by the Company at any time “for cause,” such termination to take effect immediately upon written notice from the Company to Employee.  The term “for cause” means a determination by the Company that Employee (1) refused to obey lawful orders of the President or other officer of the Company, (2) breached or neglected his duties or obligations hereunder or under the Employee Confidential Information, Inventions and Non-Competition Agreement of near or even date herewith signed by Employee pursuant to Section 5 hereof, (3) committed any act involving disloyalty, dishonesty or fraud or any act resulting in a conviction of Employee of a crime, or (4) committed any act constituting a violation of an important company policy or a violation of criminal or civil law relating to Employee’s performance of his duties or having the potential to negatively impact the company. Upon such termination for cause, the only obligation the Company will have under this Agreement will be to pay Employee’s unpaid base salary accrued through the date of termination.

(b)                                 Upon the termination of this Agreement pursuant to clauses (ii) or (iii) only of Section 2.2 (a), Employee shall be given thirty (30) days notice of such termination and Employee shall be entitled to receive as a severance payment an amount equal to three (3) months of his base salary, payable in regular semi-monthly installments during the three (3) months immediately following the Company’s termination of his employment.

Upon the termination of Employee’s employment for any reason, by either party, the Employee shall immediately return to the Company any property of the Company in his possession; return of this property shall be a precondition to the payment of any further compensation owed by the Company to the Employee, if any.

3.                                      Compensation.  For all services rendered by the Employee, the Company shall pay to the Employee:

3.2                                 Base Salary: Base salary at the rate of $85,000 per annum, payable in equal semi-monthly installments, $20,000 of which is acknowledged by Employee to be specific consideration for entering into the restrictive covenants and the provisions on inventions and patents contained in the Employee Confidential Information and Inventions Agreement identified in Section 5.

3.3                                 Bonuses: The Company may, in its sole discretion, award additional bonuses or increase Employee’s base salary during the Employment Term based upon the Employee’s performance as determined unilaterally by the Company.

3.4                                 Stock Options: The Company may, in its sole discretion, grant to Employee non-transferable stock options issued under the Company’s Incentive Stock Option Plan (the “Plan”) for shares of Common Stock of the Company (the “Options”), at an exercise price to be determined by the Board of Directors of the Company.  Such Options shall be subject to the terms and conditions of the Plan pursuant to which the grant of the Options is made.

Any stock option and/or stock ownership in the Company by Employee shall not alter the status of his employment or any of the Company’s rights under Section 2.2.

4.                                      Employee Benefit Plans; Fringe Benefits.

Upon satisfaction of any applicable eligibility requirements, Employee shall be entitled to participate in whatever other Employee benefit plans are maintained by Company and to enjoy such other fringe benefits at the same level and on the same terms Company may offer to other Employees who have similar job responsibilities.

5.                                      Confidential Information and Inventions.

In consideration of this Employment Agreement and the compensation and severance benefits conferred herein, Employee agrees to sign the Employee Confidential Information and Inventions Agreement attached hereto as Exhibit B.

6.                                      Third Party Obligations.  Employee warrants that the terms of this Agreement are not inconsistent with any contractual obligations of Employee to any third party.

7.                                      Section Headings.  Section headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

8.                                      Amendment.  This Agreement may be amended or modified only in writing signed by both parties.

9.                                      Counterparts.  This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.                               Waiver.  The failure of either party hereto in any one or more incidences to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, or the waiver of any breach of any of the terms of this Agreement shall not be construed as waiving any such terms and the same shall continue to remain in full force and effect as if no such forbearance or waiver had occurred.

11.                               Applicable Law.  This Agreement shall be construed according to and governed by the laws of the Commonwealth of Massachusetts, and Employee expressly consents to submit himself to the jurisdiction of the federal and state courts of the Commonwealth of Massachusetts.

12.                                  Reformation and Severability.  In the event any provision or portion of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, any such provision or portion may be reformed by the Court so as to make it valid or enforceable, whereupon the parties agree that said provision or portion shall be valid and enforceable by or upon them.  Any such holding shall not invalidate or render unenforceable any other term contained in this Agreement.

13.                                  Entire Agreement.  This Agreement and the Employee Confidential Information, Inventions and Non-Competition Agreement between Company and Employee of near or even date herewith embody the entire understanding of the parties with respect to Employee’s employment with Company and incorporate any previous agreement, written or oral, relating to such employment.  The Employee agrees that no other promises or representations of any kind were made to his by the Company prior to or coincident with his signing of this Agreement.

14.                                  Assignment and Successors.  Employee’s rights under this Agreement shall not be assignable by the Employee.  This Agreement may be assigned by Company and shall inure to the benefit of and be binding upon Company, its successors and assigns.

15.                                 Notices.  Any notice to be given under this Agreement must be in writing and either delivered in person or sent by first class certified or registered mail, return receipt requested, postage prepaid, if to the Company, in care of its President, Michael D. West, Ph.D., Advanced Cell Technology, Inc., One Innovation Drive, Worcester, MA 01605, and if to the Employee, at his home address or addresses as either party shall have designated in writing to the other party hereto.

IN WITNESS WHEREOF, Company has hereunto caused its corporate name to be signed and sealed, and Employee has hereunto set his hand, all being done in duplicate originals, with one original being delivered to each party as of the day and year first above written.

WITNESS:	ADVANCED CELL TECHNOLOGY, INC.

/s/ Erica L. Milano	/s/ Michael D. West
By: Michael D. West, Ph.D.
Its: President & CEO

/s/ Irina Klimanskaya
Irina Klimanskaya, Ph.D.

EXHIBIT A

Description of Duties:

1.               Employee shall report to the Vice-President of Research & Development or such other manager as he or she may direct from time to time in his or her sole discretion.

2.               Employee shall be responsible for maintaining the Company’s intellectual property portfolio, including interacting with the Company’s scientific staff in writing and filing patents, maintaining accurate and complete records of the Company’s patent portfolio and function as a liaison with the Company’s outside legal counsel.

3.               Employee shall assist in matters relating to licensing of intellectual property to and from third parties.

4.               Employee shall perform such other duties as Company may determine from time to time in its sole discretion.

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EXHIBIT B

Employee Confidential Information and Inventions
Agreement

THIS AGREEMENT is entered into as of the 1st day of October, 2003 by and between Advanced Cell Technology, Inc.(“ACT”), a Delaware Corporation with offices at One Innovation Drive, Worcester, Massachusetts (the “Company”), and Irina L. Klimanskaya, an individual (hereinafter sometimes referred to as “Employee”).

1.              INTRODUCTION.  As an employee of the Company you may conceive or create inventions, improvements, discoveries, technical information, trade secrets, writings, designs, and other proprietary and confidential information of value to the Company.  Furthermore, you may receive or create information of such importance to the Company that it must be maintained as proprietary and confidential trade secrets and not used in competition with the Company both during and after termination of your employment.  In partial consideration and as a condition of your employment or continued employment by the Company, and because your position with the Company is one of trust and confidence by reason of your access to and development of or contact with confidential and proprietary information of the Company, the Company and you hereby agree as follows:

2.              DEFINITIONS.  (a) “Confidential Information” means any information that Employee learns or develops during the course of employment with Company that (1) is not generally known to the public, and (2) has commercial value in Company’s business.  Such information includes, but is not limited to, inventions (as defined below), ideas, strategies, forecasts, Company’s sales, process and engineering information, information about new or future products or services, Company’s marketing plans and goals, unpublished financial information, lists of Company customers or prospects, information about customer or prospect purchases and preferences, information regarding research and development, consulting processes, management systems, computer software and programs, means of accessing Company’s computer systems or networks, algorithms, hardware configurations and any other confidential information which provides Company with a competitive advantage. Confidential Information also includes information of third parties regarding which Company has accepted obligations of confidentiality.

(b) “Trade Secret” means information, including, but not limited to, a formula, pattern, compilation, program, device, method, technique or process, which both: (a) derives independent economic value, actual or potential, from not being generally known to or readily ascertainable by people who can obtain economic value from its disclosure or use; and (b) is the subject of Company’s efforts to maintain its secrecy that are reasonable under the circumstances.

(c) “Inventions” means all discoveries, developments, designs, improvements, inventions, trade secrets, formulas, processes, techniques, computer programs, mask works, know-how and data, made or conceived or reduced to practice, whether or not patentable or registerable under copyright or similar statutes, and whether or not shown or described in writing or reduced to practice.

3.              NONDISCLOSURE AND NONCOMPETE.  (a) Employee agrees to keep in strict confidence and not disclose, in any manner to any person not employed by Company or under contract with Company, any Confidential Information or Trade Secrets.  Employee further agrees that he will not, without first obtaining the prior written permission of the president of the Company, directly or indirectly utilize any Confidential Information or Trade Secrets in his own business or for the benefit of any person or entity other than the Company,

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or manufacture and/or sell any product or service that is based in whole or in part on Confidential Information or Trade Secrets.  Employee’s obligations regarding Confidential Information shall continue during the course of Employee’s employment by Company and for five years thereafter.  Employee’s obligations with respect to Trade Secrets shall continue during the course of Employee’s employment by Company and thereafter for as long as the relevant information is maintained by Company as a Trade Secret.  Upon termination of Employee’s employment with Company, for whatever reason, and if requested by Company at any other time.  Employee agrees to promptly return to Company all originals and copies of documents, materials, and computer information containing Confidential Information and/or Trade Secrets, all of which Employee recognizes is the sole and exclusive property of Company.

(b)  Any confidential information or trade secrets of any former employer or third person possessed by Employee is to be kept secret and not disclosed to Company as long as such information remains confidential or secret.

(c)  While in the employ of Company, Employee will not, directly or indirectly for himself or for any other person render any services as, including, without limitation, an employee, owner, partner, director, shareholder, independent consultant or agent, to any entity that is in direct competition with Company, or that operates in or that operates in the field of cloning mammals or human therapeutic cloning.

4.              INVENTIONS AND WORK.  (a) Any Inventions, work, materials, improvements, concepts, or ideas and the tangible embodiments of same made or conceived by Employee during his employment and for 3 months thereafter, and related to the business of Company (collectively, the “Work”), shall be the sole and exclusive property of Company.  During Employee’s employment with the company, Employee shall keep adequate written and electronic records of his work (properly witnessed for use as invention records when appropriate), and shall submit such records to Company when requested or at the termination, of Employee’s employment.  Employee shall not reproduce any portion of such notebook records without the prior express written consent of Company.  Employee shall promptly and fully report all inventions, improvements, concepts, or ideas to Company.

(b) To the extent any Work performed by Employee under this Agreement is protectable under U.S. Copyright laws, such Work shall be considered at “work made for hire” as that phrase is defined by such laws and shall be owned by and for the express benefit of Company.  In the event it should be established that any such Work does not qualify as work made for hire, Employee agrees to and does hereby assign to Company all of its right, title and interest in and to such Work including, but not limited to, all copyrights therein.  Employee does further hereby assign all of its right, title and interest in and to all other Works to Company, including without limitation all patents, trademarks and other proprietary rights relating thereto, and all extensions and renewals thereof.

(c) Both during the term of Employee’s employment and thereafter, Employee shall fully cooperate with Company in the protection and enforcement of any intellectual property rights that may derive as a result of the work performed by Employee during the course of his employment.  This shall include executing, acknowledging, and delivering to Company all documents or papers that may be necessary to enable Company to publish or protect said inventions, improvements, and ideas.

(d) Warranties of Previous Inventions, To the extent that employee has made or created Inventions, Employee represents and warrants that the items listed on a separate sheet attached hereto and made a part hereof is a complete list of all Inventions, as herein defined, made or created by Employee prior

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to Employee’s employment by Company, and which Employee wishes to exclude from this Agreement.

5.              TERMINATION AND SURVIVAL.  Employee’s obligations under this Agreement shall survive the termination of Employee’s employment by the Company regardless of the manner or cause of such termination, and said obligations shall be binding upon Employee’s heirs, executors, administrators and legal representatives.

6.              REMEDY FOR BREACH.  Employee acknowledges that any breach of this Agreement will constitute immediate and irreparable harm to Company and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and will warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance and/or other equitable relief.  Company’s rights and remedies hereunder are cumulative and not exclusive.

7.              ADDITIONAL PROVISIONS.  Employee warrants that the terms of this Agreement are not inconsistent with any contractual obligations of Employee to any third party.  •  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law thereof.  •  The Company and Employee believe, in light of the facts known as of the date hereof, and after considering the nature and extent of Company’s anticipated business activities, the amount of compensation to be derived by Employee from the Company, and the damage that could be done to Company’s business by Employee’s competing with Company, that the foregoing covenant not to compete is reasonable in time and scope.  However, if any court should construe the time or scope of the covenant not to compete to be too broad or extensive, it is the intention of the parties that the contract be automatically reformed, and as so reformed, enforced, to the maximum limits which may be found to be reasonable by such court.  •  If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from the Agreement.  •  This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.  •  This Agreement may be amended, terminated, or superseded only by an agreement in writing between the Company and Employee that has been signed and dated by the Company’s President and Chief Executive Officer.

7.              EMPLOYEE HAS READ AGREEMENT.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THIS COMPLETE AGREEMENT.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and date first written above.

ADVANCED CELL TECHNOLOGY, INC.

/s/ Irina Klimanskaya		By:	/s/ Michael D. West
Irina Klimanskaya,		Its:	President & CEO
S/S No.:	605-52-294	Printed Name:	Michael D. West

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